Exhibit 99.1

For Immediate Release	Contact: Bob DeFillippo
June 1, 2006	(973) 802-4149

PRUDENTIAL FINANCIAL FINALIZES ITS ACQUISITION OF

ALLSTATE FINANCIAL’S VARIABLE ANNUITY BUSINESS

NEWARK, N.J. – Prudential Financial, Inc. (NYSE: PRU) today announced the closing of its acquisition of Allstate Financial’s variable annuity business through a reinsurance transaction. This makes Prudential the third largest provider of advisor-sold* variable annuity products as measured by assets under administration and management and the fourth largest as measured by sales (Source: VARDS as of 12/31/05).

Prudential’s initial investment in the business, reflecting total consideration to Allstate, related taxes, and capital requirements, is approximately $591 million. This amount reflects a price adjustment paid to Allstate for market movements between signing and closing. Over the course of a transition period of up to 24 months from closing, Prudential will assume the administration of Allstate Financial’s in-force variable annuities, with account values of approximately $17 billion (value as of March 31, 2006).

“The acquisition of Allstate Financial’s variable annuity business greatly increases our scale and distribution opportunities,” said David Odenath, president of Prudential Annuities. “Our priorities in 2006 will be to integrate the business, launch our variable annuity products in Allstate’s proprietary channel, and build relationships within Allstate’s non-proprietary channel.”

As part of the transaction, Prudential is granted exclusive distribution rights to sell variable annuity products through Allstate’s proprietary distribution force of approximately 13,700 independent contractors and financial professionals. The transaction also enables Prudential to build and enhance its relationships with Allstate’s non-proprietary Broker Dealer Division channel including a number of major, national wirehouses and regional securities firms. With respect to Allstate’s Bank channel, Allstate Financial will continue to market variable annuity products through its extensive set of bank distribution relationships by transitioning to an Allstate-branded, Prudential-designed variable annuity.

Prudential Financial companies, with approximately $547 billion in total assets under management as of March 31, 2006, serve individual and institutional customers worldwide and include The Prudential Insurance Company of America, one of the largest life insurance companies in the United States. These companies offer a variety of products and services, including life insurance, mutual funds, annuities, pension and retirement-related services and administration, asset management, banking and trust services, real estate brokerage franchises, relocation services and, through a joint venture, retail securities brokerage services. For more information, visit www.prudential.com.

*	Advisor-sold excludes group/retirement plan contracts

Annuities are issued by The Prudential Insurance Company of America, Newark, NJ or its affiliates. Securities products and services offered through Pruco Securities, LLC, 751 Broad Street, Newark, NJ 07102-3777. All are Prudential Financial companies. Each is solely responsible for its own financial condition and contractual obligations.

Investors should consider the contract and underlying portfolios’ investment objectives, risks, charges and expenses carefully before investing. This and other important information are contained in the prospectuses, which can be obtained from your financial professional. You should read the prospectuses carefully before investing

IFS-A119501 Ed 06/2006